Exhibit 10.17

AMENDMENT NUMBER THREE

TO AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment Number Three to Amended and Restated Credit Agreement (this “Amendment”) is entered into as of April 30, 2010, by and among SERVICESOURCE INTERNATIONAL, LLC, a Delaware limited liability company (“Borrower”), WELLS FARGO CAPITAL FINANCE, LLC (formerly known as Wells Fargo Foothill, LLC), as administrative agent (“Agent”), and the Lenders whose signatures appear on the signature pages hereof, in connection with that certain Amended and Restated Credit Agreement dated as of April 29, 2008, by and among Borrower, Agent and the Lenders (as amended, restated, extended, renewed, replaced or otherwise modified from time to time, the “Credit Agreement”), with respect to the following:

RECITALS

A.    Borrower has requested that the Lender Group agree to certain amendments of the Credit Agreement; and

B.    The Lender Group is willing to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, Borrower and the Lender Group hereby amend the Credit Agreement as follows:

1.    DEFINITIONS. All initially capitalized terms used in this Amendment (including in the preamble and recitals) shall have the meanings ascribed to such terms in the Credit Agreement unless specifically defined herein.

2.    AMENDMENTS.

(a)    The following existing definitions in Schedule 1.1 to the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.13 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $10,000,000 minus (h) the aggregate principal amount of increases to the Revolver Commitments and the Maximum Revolver Amount previously made pursuant to Section 2.15.

“Base LIBOR Rate” means the greater of (a) 2.0% per annum, and (b) the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Leverage Ratio Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means the greater of (a) 3.0% per annum, and (b) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan), the applicable margin set forth in the following table that corresponds to the most recent Leverage Ratio calculation delivered to Agent pursuant to Section 5.3 of the Agreement (the “Leverage Ratio Calculation”):

Level	Leverage Ratio Calculation	Base Rate Margin
I	If the Leverage Ratio is greater than 1.00:1.00	2.75 percentage points
II	If the Leverage Ratio is less than or equal to 1.00:1.00	2.25 percentage points

The Base Rate Margin shall be based upon the most recent Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. The Base Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Leverage Ratio pursuant to Section 5.3; provided, however, that if Borrower fails to provide such certification when such certification is due, the Base Rate Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Base Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. The foregoing notwithstanding and without limiting the right of the Agent or the Required Lenders to charge additional interest at the default rate under Section 2.6(c) of the Agreement, at any time that an Event of Default has occurred and is continuing, the Base Rate Margin shall be set at the margin in the row styled “Level I” as of the date of the occurrence of such Event of Default.

“Base Rate Term Loan Margin” means, as of any date of determination (with respect to any portion of the outstanding Term Loan on such date that is a Base Rate Loan), the applicable margin set forth in the following table that corresponds to the most recent Leverage Ratio calculation delivered to Agent pursuant to Section 5.3 of the Agreement (the “Leverage Ratio Calculation”); provided, however, that for the period from the Amendment Number Three Effective Date through March 31, 2011, the Base Rate Term Loan Margin shall be 2.75 percentage points:

Level	Leverage Ratio Calculation	Base Rate Term Loan Margin
I	If the Leverage Ratio is greater than 1.00:1.00	2.75 percentage points
II	If the Leverage Ratio is less than or equal to 1.00:1.00	2.25 percentage points

Except as set forth in the foregoing proviso, the Base Rate Term Loan Margin shall be based upon the most recent Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Base Rate Term Loan Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Leverage Ratio pursuant to Section 5.3; provided, however, that if Borrower fails to provide such certification when such certification is due, the Base Rate Term Loan Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Base Rate Term Loan Margin shall be set at the margin based upon the calculations disclosed by such certification. The foregoing notwithstanding and without limiting the right of the Agent or the Required Lenders to charge additional interest at the default rate under Section 2.6(c) of the Agreement, at any time that an Event of Default has occurred and is continuing, the Base Rate Term Loan Margin shall be set at the margin in the row styled “Level I” as of the date of the occurrence of such Event of Default.

“Excess Cash Flow” means, with respect to any fiscal year and with respect to Borrower, determined on a consolidated basis (a) TTM EBITDA, minus (b) the sum of (i) the cash portion of Interest Expense paid during such year, (ii) the cash portion of distributions made by Borrower to its members during such year for payment of income taxes payable by such members as a result of income realized by Borrower as permitted under Section 6.10 of the Agreement plus the amount of income taxes paid directly by Borrower or its Subsidiaries during such year, (iii) all scheduled principal payments and voluntary prepayments made in respect of the Term Loan and any servicing fees paid to Agent during such year, and (iv) the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with the proviso to Section 2.4(c)(i) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures (including pursuant to Capital Leases)) made during such year.

“Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Borrower and its Subsidiaries on a consolidated basis equal to (i) Interest Expense, (ii) scheduled payments of principal on Total Debt, and (iii) the cash portion of distributions made by Borrower to its members during such year for payment of income taxes payable by such members as a result of income realized by Borrower as permitted under Section 6.10 of the Agreement plus the amount of income taxes paid directly by Borrower or its Subsidiaries during such year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any fiscal quarter of Borrower of (a) TTM EBITDA for the 12 month period then ending less Capital Expenditures made during such 12 month period, to (b) Fixed Charges for such 12 month period.

“LIBOR Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that corresponds to the most recent Leverage Ratio calculation delivered to Agent pursuant to Section 5.3 of the Agreement (the “Leverage Ratio Calculation”):

Level	Leverage Ratio Calculation	LIBOR Rate Margin
I	If the Leverage Ratio is greater than 1.00:1.00	3.75 percentage points
II	If the Leverage Ratio is less than or equal to 1.00:1.00	3.25 percentage points

The LIBOR Rate Margin shall be based upon the most recent Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. The LIBOR Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Leverage Ratio pursuant to Section 5.3; provided, however, that if Borrower fails to provide such certification when such certification is due, the LIBOR Rate Margin shall be set at the margin in the row styled “Level 1” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the LIBOR Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. The foregoing notwithstanding and without limiting the right of the Agent or the Required Lenders to charge additional interest at the default rate under Section 2.6(c) of the Agreement, at any time that an Event of Default has occurred and is continuing, the LIBOR Rate Margin shall be set at the margin in the row styled “Level I” as of the date of the occurrence of such Event of Default.

“LIBOR Rate Term Loan Margin” means, as of any date of determination (with respect to any portion of the outstanding Term Loan on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that corresponds to the most recent Leverage Ratio calculation delivered to Agent pursuant to Section 5.3 of the Agreement (the “Leverage Ratio Calculation”); provided, however, that for the period from the Amendment Number Three Effective Date through March 31, 2011, the LIBOR Rate Term Loan Margin shall be 3.75 percentage points:

Level	Leverage Ratio Calculation	LIBOR Rate Term Loan Margin
I	If the Leverage Ratio is greater than 1.00:1.00	3.75 percentage points
II	If the Leverage Ratio is less than or equal to 1.00:1.00	3.25 percentage points

Except as set forth in the foregoing proviso, the LIBOR Rate Term Loan Margin shall be based upon the most recent Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the LIBOR Rate Term Loan Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Leverage Ratio pursuant to Section 5.3; provided, however, that if Borrower fails to provide such certification when such certification is due, the LIBOR Rate Term Loan Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the LIBOR Rate Term Loan Margin shall be set at the margin based upon the calculations disclosed by such certification. The foregoing notwithstanding and without limiting the right of the Agent or the Required Lenders to charge additional interest at the default rate under Section 2.6(c) of the Agreement, at any time that an Event of Default has occurred and is continuing, the LIBOR Rate Term Loan Margin shall be set at the margin in the row styled “Level I” as of the date of the occurrence of such Event of Default.

“Loan Documents” means the Agreement, the Bank Product Agreements, any Credit Amount Certificate, the Cash Management Agreements, the Control Agreements, the Agent Fee Letter, the Lender Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower, any of its Subsidiaries, and the Lender Group in connection with the Agreement.

“Material Contract” means each contract or agreement to which Borrower or any of its Subsidiaries is a party that has generated, or is projected to generate, directly or indirectly, 15% or more of Consolidated Revenues for any period of 12 consecutive months, whether such revenues are proceeds from Accounts owing from the contract party or from End User Customers.

“Maximum Revolver Amount” means $15,000,000, as such amount may be increased in accordance with Section 2.15.

“Permitted Acquisition” means any acquisition by Borrower or any Guarantor, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Stock of, or a business line or unit or a division of any Person; provided,

(a)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable requirements of Governmental Authorities;

(c)    (i) in the case of the acquisition of Stock, all of the Stock (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or a Guarantor; and (ii) Borrower or such Guarantor shall have complied with Section 5.16 or Section 5.17, as applicable, of the Agreement in connection with such acquisition;

(d)    Borrower and its Subsidiaries (i) shall be in compliance with the financial covenants set forth in Section 6.16 of the Agreement on a pro forma basis after giving effect to such acquisition as of the last day of the fiscal quarter of Borrower most recently ended, (as determined in accordance with Section 6.17 of the Agreement); and (ii) shall be projected to be in compliance with the financial covenants set forth in Section 6.16 of the Agreement for the first full four fiscal quarter period ending after the proposed date of consummation of such acquisition (as determined in accordance with Section 6.17 of the Agreement);

(e)    Borrower shall have delivered to Agent at least twenty-one Business Days prior to such proposed acquisition, a Compliance Certificate and Projections evidencing compliance with Section 6.16 of the Agreement as required under clause (d) above, together with all relevant financial information and supporting details with respect to such acquired Person or assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.16 of the Agreement;

(f)    Borrower shall have provided Agent with written notice of the proposed acquisition at least twenty-one Business Days prior to the anticipated closing date of the proposed acquisition and, not later than five Business Days prior to the anticipated closing date of the proposed acquisition, copies of the acquisition agreement and other material documents relative to the proposed acquisition, which agreement and documents must be reasonably acceptable to Agent;

(g)    the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States;

(h)    any Person or assets or division as acquired in accordance herewith (i) shall be in the same business or lines of business in which Borrower and its Subsidiaries are engaged as of the Restatement Effective Date and (z) shall have generated positive EBITDA for the four quarter period most recently ended prior to the date of such acquisition; and

(i)    (i) Borrower has at least 5,000,000 of Excess Availability after giving effect to the consummation of such acquisition and (ii) Borrower and its Subsidiaries shall not have issued or incurred any Indebtedness to pay for any such acquisition.

(b)    The following new definitions are hereby added to Schedule 1.1 to the Credit Agreement in alphabetical order:

“Amendment Number Three Effective Date” means April 30, 2010.

“Consolidated Revenues” means, with respect to any period, the consolidated revenues of Borrower and its Subsidiaries, calculated on a basis consistent with Borrower’s historical financial statements.

“Credit Amount” means (a) for the period through December 31, 2010, the result of (i) 0.35 times (ii) TTM Adjusted Consolidated Revenues, and (b) for the period from and after January 1, 2011, the result of (i) 0.30 times (ii) TTM Adjusted Consolidated Revenues (the calculation of TTM Adjusted Consolidated Revenues being made as of the last month for which financial statements have most recently been delivered pursuant to Section 5.3).

“Credit Amount Certificate” means a certificate in the form of Exhibit B-1 that is attached to Amendment Number Three to Amended and Restated Credit Agreement.

“Credit Amount Excess” has the meaning specified therefor in Section 2.4(c)(v).

“TTM Adjusted Consolidated Revenues” means, as of any date of determination, an amount equal to Consolidated Revenues for the 12 month period most recently ended minus the amount of any Consolidated Revenues realized during such 12 month period that are attributable to a Material Contract that has expired or been terminated.

(c)    The definitions of “Agency Model Dilution”, “Agency Model Dilution Reserve”, “A/R Model Dilution”, “A/R Model Dilution Reserve”, “Borrowing Base”, “Borrowing Base Certificate”, “Eligible Accounts”, “Eligible Agency Model Accounts”, “Eligible A/R Model Accounts” and “Excluded Cap Ex Items” are hereby deleted from Schedule 1.1 to the Credit Agreement.

(d)    Subsections (a) and (b) of Section 2.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage at such time, and (ii) the Credit Amount at such time less the Letter of Credit Usage at such time less the principal balance of the Term Loan at such time.

(b)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves against the borrowing formula set forth in subsection (a) above in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including reserves with respect to (i) sums that Borrower or its Subsidiaries are required to pay under any

Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (ii) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(e)    Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.2    Term Loan. Subject to the terms and conditions of this Agreement, on the Restatement Effective Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrower in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount. The principal of the Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
June 30, 2008	$125,000
September 30, 2008	$125,000
December 31, 2008	$125,000
March 31, 2009	$125,000
June 30, 2009	$583,000
September 30, 2009	$583,000
December 31, 2009	$583,000
March 31, 2010	$251,000
June 30, 2010	$375,000
September 30, 2010	$375,000
December 31, 2010	$375,000
March 31, 2011	$375,000
June 30, 2011	$375,000
September 30, 2011	$375,000
December 31, 2011	$375,000
March 31, 2012	$375,000
June 30, 2012	$375,000
September 30, 2012	$375,000
December 31, 2012	$375,000
March 31, 2013	$375,000
April 29, 2013	Remaining Unpaid Principal

(f)    Subsections (d)(ii) and (d)(iv) of Section 2.3 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

(ii)    Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the amount equal to the Credit Amount less the principal balance of the Term Loan by more than $2,000,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iv)    Notwithstanding anything to the contrary contained in this Agreement, the aggregate principal amount of Protective Advances and intentional Overadvances outstanding at any time shall not exceed $2,000,000 in excess of the amount equal to the Credit Amount less the Revolver Usage less the principal balance of the Term Loan without first obtaining the consent of the Required Lenders.

(g)    The following new subsection (c)(v) of Section 2.4 is hereby added to the Credit Agreement:

(v)    If, at any time, (A) the sum of the outstanding principal balance of the Term Loan on such date plus the Revolver Usage on such date exceeds (B) the Credit Amount (such excess being referred to as the “Credit Amount Excess”), other than in connection with an Overadvance made pursuant to Section 2.3(d), then Borrower shall immediately prepay the Obligations in accordance with Section 2.4(d) in an aggregate amount equal to the Credit Amount Excess.

(h)    Section 2.4(d) of the Credit Agreement is amended and restated in its entirety to read as follows:

(d)    Application of Payments. Each prepayment pursuant to Section 2.4(c) shall (A) so long as no Event of Default shall have occurred and be continuing, be applied first, to the outstanding principal amount of the Term Loan until paid in full, second, to the outstanding principal amount of the Advances, until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(i)    Clause (a)(i) of Section 2.12 of the Credit Agreement is amended and restated in its entirety to read as follows:

(i)    the Letter of Credit Usage would exceed the Credit Amount less the outstanding amount of Advances less the principal balance of the Term Loan, or )

(j)    Section 2.15(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

(a)    From time to time during the period from and after the Restatement Effective Date until the Maturity Date (but not more than on 2 occasions), the existing Revolver Commitments and the Maximum Revolver Amount may be increased (each increase that satisfies the terms and conditions herein, an “Approved Increase”) by an amount not in excess of the Available Increase Amount at the option of Borrower by delivery of a written notice of a proposed increase to Agent if (i) Agent has approved the proposed increase (ii) each of the conditions precedent set forth in Section 3.2 are satisfied as of the Increase Effective Date, (iii) Borrower has delivered to Agent updated pro forma Projections (after giving effect to the proposed increase) for Borrower and its Subsidiaries evidencing compliance on a pro forma basis with the financial covenants in Section 6.16 for the 12 calendar months (on a quarter-by-quarter basis) following the Increase Effective Date, in form and content reasonably acceptable to Agent, (iv) Borrower has agreed to pay on the Increase Effective Date a fee in respect of the increase in an amount to be agreed upon by Borrower, Agent and the lenders providing the additional Revolver Commitments, (v) after giving effect to the Approved Increase and any Advances to be borrowed on the Increase Effective Date, Borrower shall be in compliance with the borrowing formula set forth in Section 2.1(a), and (vi) Agent has obtained the commitment of one or more Lenders or other lenders reasonably satisfactory to Agent to provide the proposed increase. Each such notice shall specify the date on which the proposed increase is to be effective (the “Increase Effective Date”), which date shall not be less than 10 Business Days after the date of such notice. Each proposed increase shall be in an amount of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof.

(k)    Section 3.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.5    Early Termination by Borrower. Borrower has the option, at any time upon 30 days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including (a) either (1) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full, on the date set forth as the date of termination of this Agreement in such notice.

(l)    Section 4.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

4.2    [Intentionally Omitted]

(m)    Section 6.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.3    Restrictions on Fundamental Changes.

(a)    Other than in connection with a Permitted Acquisition, enter into (provided that Borrower or any of its Subsidiaries may enter into any merger, consolidation, reorganization, or recapitalization, or reclassification of its Stock, if Borrower or such Subsidiary has disclosed to the other Persons party to the transaction any required consent of Agent and the Lenders hereunder) or consummate any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock,

(b)    Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or

(c)    Suspend or go out of a substantial portion of its or their business;

provided that none of the foregoing restrictions shall apply to any Subsidiary of Borrower so long as (i) the occurrence of any such action or circumstance described above could not reasonably be expected to result in a Material Adverse Change, (ii) such Subsidiary is not a Guarantor or a Pledged Subsidiary, and (iii) Borrower is in compliance with the borrowing formula set forth in Section 2.1(a) after giving effect to the consummation of such transaction. Notwithstanding anything to the contrary herein, Subsidiaries of Borrower may merge with and into Borrower or any Guarantor.

(n)    Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.10    Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Borrower’s Stock, of any class, whether now or hereafter outstanding; provided that so long as no Event of Default has occurred and is continuing immediately prior to or after giving effect to any such distribution:

(a) Borrower may make distributions to its members pursuant to Article XI Section 11.02 of Borrower’s Limited liability Company Agreement, as amended from time to time, on account of tax obligations of such members;

(b) Borrower may make an additional distribution to its members one time during any 12 month period if (i) EBITDA of Borrower and its Subsidiaries for the most recently ended 12 month period was at least $18,500,000, (ii) the financial results of Borrower and its Subsidiaries for the most recently ended 12 month period have been reviewed by a Nationally Recognized Accounting Firm and include at least some portion of an audited year by such firm, and (iii) Borrower has at least $5,000,000 of Excess Availability after giving effect to such distribution; and

(c) Borrower may purchase, acquire, redeem or retire its Stock in one or more transactions so long as (i) the aggregate amount of consideration paid by Borrower for all such transactions does not exceed $10,000,000, (ii) Borrower shall have provided Agent with at least 10 days prior notice of each such transaction, (iii) Borrower has Excess Availability plus Qualified Cash of at least $7,500,000 after giving effect to each such transaction, (iv) Borrower shall have provided Agent with satisfactory evidence that Borrower will be in compliance with the financial covenants set forth in Section 6.16 on a pro forma basis after giving effect to each such transaction as of the last day of the fiscal quarter of Borrower most recently ended and will be projected to be in compliance with the financial covenants set forth in Section 6.16 for the first full four fiscal quarter period ending after the date of consummation of each such transaction, and (v) any such transaction is consummated no later than December 31, 2010.

(n)    Section 6.16 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.16    Financial Covenants.

(a)    Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a fiscal quarter-end basis, less than 1.50:1.00.

(b)    Leverage Ratio. Have a Leverage Ratio, measured on a fiscal quarter-end basis, more than 1.60:1.00.

(c)    [Intentionally Omitted].

(o)    Section 9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

9.    TAXES AND EXPENSES.

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the borrowing formula set forth in Section 2.1(a) as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

(p)    The notice information relating to “Cooley Godward, LLP” in Section 11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

with copies to:	WILSON SONSINI GOODRICH & ROSATI, P.C. 650 Page Mill Road Palo Alto, CA 94304 Attn: Tony Jeffries, Esq. Fax No: (650) 493-6811

(q)    Clause (k) of Section 14.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(k)    change the definitions of Maximum Revolver Amount, Available Increase Amount, Credit Amount or Term Loan Amount, or change Section 2.1(b), or

(r)    Clause (j) of Schedule 5.3 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(j)    immediately after Borrower has knowledge of the termination of a Material Contract, notice of the termination thereof.

(s)    Exhibit B-1 to the Credit Agreement is hereby replaced with Exhibit B-1 attached to this Amendment.

(t)    Schedule 5.2 to the Credit Agreement is hereby replaced with Schedule 5.2 attached to this Amendment.

3.    REPRESENTATIONS AND WARRANTIES. Borrower hereby affirms to the Lender Group that all of Borrower’s representations and warranties set forth in the Credit Agreement are true, complete and accurate in all material respects as of the date hereof (except to the extent such representations and warranties relate solely to an earlier date).

4.    NO DEFAULTS OR EVENTS OF DEFAULT. Borrower hereby affirms to the Lender Group that no Default or Event of Default has occurred and is continuing as of the date hereof.

5.    CONDITIONS PRECEDENT. The effectiveness of this Amendment is expressly conditioned upon receipt by Agent of:

(a)    this Amendment duly executed by Borrower and the Lenders;

(b)    an Acknowledgement of Guarantor duly executed by ServiceSource Inc. in the form attached hereto;

(c)    Amendment Number One to Amended and Restated Fee Letter duly executed by Borrower;

(d)    Agent shall have received an amendment fee of $150,000; and

(e)    such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

6.    COSTS AND EXPENSES. Borrower shall pay to Agent all of Agent’s out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, search fees, filing and recording fees, documentation fees, and other fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.

7.    LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Credit Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Credit Agreement, as amended and supplemented hereby, shall remain in full force and effect.

8.    REPRESENTATIONS. Borrower represents and warrants to the Lender Group that (i) this Amendment has been duly authorized by its board of directors (or equivalent governing body), (ii) no consents are necessary from any third person for the execution, delivery or performance of this Amendment which have not already been obtained and a copy thereof delivered to Agent, and (iii) this Amendment constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that the enforceability thereof against it may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally or by equitable principles of general application (whether considered in an action at law or in equity).

9.    GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

10.    MULTIPLE COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in multiple counterparts, each of which constitute an original, but all of which taken together shall constitute but one agreement. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

11.    ELECTRONIC DELIVERY. Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission shall be no less effective than delivery of a manually executed counterpart.

12.    BINDING AGREEMENT. It is understood and agreed that this Amendment shall be binding upon and shall inure to the benefit of the Lender Group and Borrower, and their respective successors and assigns.

13.    ENTIRE AGREEMENT. This Amendment represents the entire agreement and understanding concerning the subject matter hereof between the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions concerning the subject matter hereof, whether oral or written.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

SERVICESOURCE INTERNATIONAL, LLC, as Borrower

By:	/s/ Paul Warenski
Name:	Paul Warenski
Title:	SVP & General Counsel

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WELLS FARGO CAPITAL FINANCE, LLC, as Agent and as a Lender

By:	/s/ Michael Ganann
Name:	Michael Ganann
Title:	Vice President

COMERICA BANK, as a Lender

By:	/s/ Kim Crosslin
Name:	Kim Crosslin
Title:	VP

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Raed Y. Alfayoumi
Name:	Raed Y. Alfayoumi
Title:	Vice President

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